Exhibit 99(h)(vii)

LOEB KING TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of March 25, 2014, by and between Loeb King Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on the attached Schedule A (each, a “Fund” and collectively, the “Funds”), each a series of the Trust, and Carl M. Loeb Advisory Partners L.P., a Delaware limited partnership (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of August 13, 2013, as amended to include new series of the Trust (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit each Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the respective Fund) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser agrees to limit each Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets to the amounts listed in Schedule A (the “Annual Limits”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser's investment advisory or management fee detailed in the Investment Advisory Agreement and organizational expenses of the Fund, but does not include interest, taxes, acquired fund fees and expenses, distribution and/or service (12b-1) fees, borrowing costs, dividend and interest expenses on short positions, brokerage commissions, transaction costs and extraordinary expenses.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until at least December 31, 2015, unless sooner terminated by either of the parties hereto as provided in Paragraph 5 of this Agreement. This Agreement shall automatically renew for successive one-year periods absent written notice to the other party of not less than 60 days prior to the then-effective termination date.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund, upon sixty (60) days' written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

LOEB KING TRUST on behalf of the series listed on Schedule A /s/ David S. Hampson David S. Hampson Treasurer and Principal Financial Officer

CARL M. LOEB ADVISORY PARTNERS L.P. /s/ Robert S. Schwartz Robert S. Schwartz Sr. Vice President

Operating Expenses Limitation Agreement
Signature Page

SCHEDULE A

to the

OPERATING EXPENSES LIMITATION AGREEMENT

Dated March 25, 2014 between

LOEB KING TRUST

and

CARL M. LOEB ADVISORY PARTNERS L.P.

Fund	Operating Expense Limit
Loeb King Alternative Strategies Fund	1.99%
Loeb King Asia Fund	1.99%